Exhibit 99.1

FOR IMMEDIATE RELEASE

MAN SANG HOLDINGS, INC. ANNOUNCES 5 for 4 STOCK SPLIT

NEW YORK-- July 22, 2005--Man Sang Holdings, Inc. (the “Company”) (OTCBB: MSHI.OB) announced today that its Board of Directors has approved a 5-for-4 stock split. A 5-for-4 stock split will increase the Company’s outstanding shares of common stock to approximately 5.82 million.

The Company said the stock split will be effected in the form of a stock dividend for stockholders of record on July 22, 2005 and will be distributed on August 5, 2005. Any fractional shares of common stock will be rounded up to the nearest whole share.

“This stock split will provide greater stability in market quotations, a broader distribution of our common shares and allow a larger number of investors to own an equity interest in Man Sang Holdings,” President and Chief Executive Officer Ricky Cheng said in a statement.

About Man Sang Holdings, Inc.

Man Sang Holdings, Inc. and its subsidiaries (together the “Man Sang Group”) are one of the world’s largest purchasers and processors of Chinese cultured and freshwater pearls. The Man Sang Group is principally engaged in the purchasing, processing, assembling, merchandising and wholesale distribution of pearls, pearl jewelry and other jewelry products. In addition, the Man Sang Group owns and operates the Man Sang Industrial City, an industrial complex, located in Gong Ming Zhen, Shenzhen Special Economic Zone, PRC.

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This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “except,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

CONTACTS:

Man Sang Holdings, Inc. Mr. Sonny Hung (852) 2317 9369 E-mail: sonnyh@man-sang.com	The Altman Group, Inc. Patricia Baronowski (212) 400-2604 Email: pbaronowski@altmangroup.com